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                                                                   EXHIBIT 10.43


                        RADIATION THERAPY SERVICES, INC.
                             2234 COLONIAL BOULEVARD
                            FORT MYERS, FLORIDA 33907




April 15, 2004

Ricardo Andisco
Devoto Construction, Inc.
2234 Colonial Boulevard
Fort Myers, Florida  33907

Dear Ricardo:

         The purpose of this letter ("LOI") is to set forth certain binding understandings and agreements between Radiation Therapy Services, Inc. ("RTSI"), Devoto Construction, Inc. ("Devoto") and its shareholders (the "Devoto shareholders") with respect to the acquisition (the "Acquisition") by RTSI of all of the outstanding capital stock or all of the assets of Devoto (the "Transaction"). All terms and conditions of the Transaction shall be pursuant to all applicable federal, state and local laws.

         The terms of the Transaction shall be as follows:

         1. Consideration. The consideration to be paid by RSTI to the Devoto Shareholders under the Transaction will be $3,528,000, payable at the closing of the Transaction (the "Closing") in shares of restricted common stock of RTSI. The aggregate number of shares to be issued to the Devoto Shareholders shall be based on the initial public offering price per share of RTSI common stock.

         2. Conduct of Business. Pending the execution and delivery of the definitive acquisition agreement and the Closing, Devoto agrees to conduct its business as follows, unless otherwise approved in writing by RTSI:

                  a. Devoto's business shall be conducted in substantially the same manner as it has been conducted to date.

                  b. Devoto will not incur any new debt mortgage, pledge, security interest, lien or restriction of any kind.

                  c. Devoto will not discharge or satisfy any claims, liabilities or obligations other than in the usual or ordinary course of business.

         3.       Closing Date. The Closing will occur simultaneously on the date of the closing of RTSI's initial public offering (the
                  "Closing Date").
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         4.      Definitive Documentation. Additional terms and conditions of the Transaction will be set forth in a definitive acquisition agreement (the "Agreement") which terms and conditions shall be customary for stock or asset purchase transactions between related parties. The structure of the Transaction as either a purchase of stock or assets shall be in RTSI's sole discretion.

         5. Termination of Covenants. Unless extended in writing by the parties hereto, the obligations contained in paragraph 2 shall terminate in the event that the Agreement has not been executed by all of the parties hereto on or before the Closing Date (as such date may be extended by the parties as provided herein).

         Until this LOI is replaced by the definitive Agreement between the parties, it is the intent of the parties that this LOI shall be binding on the parties and their respective successors and assigns.

Very truly yours,

RADIATION THERAPY SERVICES, INC.

By:  /s/ David Koeninger
    --------------------------------------
         David Koeninger
         Its:  Chief Financial Officer


ACCEPTED AND AGREED TO:
DEVOTO CONSTRUCTION, INC.

By:      /s/ Ricardo Andisco
    --------------------------------------
         Ricardo Andisco
         Its:  President